                         LOCKUP  AND VESTING AGREEMENT


     THIS LOCKUP AND VESTING AGREEMENT is made and entered into effective as of the 5th day of January, 2000, by and between XML - GLOBAL TECHNOLOGIES, a Colorado corporation (the "Company"), formerly known as International Capital Funding, Inc., and DUANE NICKULL, an employee of the Company (the "Employee").

                                  WITNESSETH

     WHEREAS, pursuant to a certain Agreement and Plan of Reorganization between the Company and XML Technologies, Inc., a Nevada corporation, Employee received certain shares of common stock of the Company, $.0001 par value (the "Shares" or the "Common Stock") in exchange for shares of common stock of XML Technologies, Inc. owned by Employee; and

     WHEREAS, it was the understanding that Employee received the Shares subject to Employee's agreement to continue in the employ of the Company in accordance with the terms hereinbelow set forth.

     NOW, THEREFORE, in consideration of the mutual covenants and agreements hereinbelow set forth, and in consideration of the sum of $10.00 paid by the Company to Employee, the receipt and sufficiency whereof are hereby acknowledged, the parties hereto agree as follows:

     1. Employee covenants and agrees for himself, his successors and assigns, that for so long as the Shares are subject to the provisions of this Agreement, he will not offer to sell, sell, contract to sell or otherwise dispose of, pledge, encumber, hypothecate or enter into any contract or agreement providing for or contemplating the foregoing without the prior written consent of the Company, which consent may be withheld at the Company's sole discretion.

     2. The Shares shall be subject to the restrictions contained in paragraph 1 hereof until such time as the Shares, or any portion of them, have become fully vested in Employee in accordance with the provisions hereof. Subject to Employee continuing to be in the active and full time employ of the Company on each of the vesting dates set forth below, the Shares shall be deemed vested and released from the provisions of this Agreement, in the numbers and on the dates set forth below:

          Number of Shares Vested            Vesting Date
          -----------------------            ------------

          500,000 shares                     November 29, 2000
          500,000 shares                     February 29, 2001
          500,000 shares                     May 29, 2001
          500,000 shares                     August 28, 2001

     3. If Employee's employment by the Company terminates for any reason, including, but not limited to resignation by Employee or termination by the Company with or without cause, then all or any part of the Shares subject to this Agreement which have not yet vested in Employee pursuant to the provisions of paragraph two (2) of this Agreement shall be forfeited by the Employee and thereafter conditionally and irrevocable void.

     4. Not withstanding the provisions of number 3 above the following provisions shall apply:

          a. In the event the employee's employment is terminated by the Company with or without cause before November 29, 2000 then 500,000 shares shall vest with the employee.

          b. If the Company was to sell more than fifty percent of the issued and outstanding common stock of the Company either through a merger, acquisition or secondary financing prior to August 28, 2001 then this agreement does not apply and all restricted shares owned by the employee shall be treated the same as all other shareholders

     5. Until such time as all of the Shares have become fully vested in the Employee, Employee shall deliver the certificates evidencing the Shares to the Company's then acting secretary who shall hold the Shares for the benefit of Employee subject to the terms of this Agreement. It is understood that the Company shall not accept or acknowledge any proposed transfer, assignment, declaration of trust, pledge, hypothecation or other document evidencing a change of legal or beneficial ownership or interest in the Shares so held unless pursuant to a transaction consented to in writing by the Company.

     6. For so long as the Shares are held by the Company subject to being vested in Employee, Employee shall nevertheless be deemed the record and beneficial owner of the Shares and shall be entitled to exercise all rights of beneficial ownership with respect to the Shares, including, without limitation, the right to vote such Shares at any regular or special meeting of the Company's shareholders, as well as the right to participate and receive any and all dividends declared and paid on the Shares as and when determined by the Company's Board of Directors.

     7. As each portion of the Shares become vested, the Company will deliver certificates evidencing the fully vested shares to Employee, whereupon such shares shall be deemed fully released and discharged from the covenants and provisions of this Agreement.

     8. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors in interest and assigns.

     9. This Agreement may be executed by telex, telecopy or other facsimile transmission, and such facsimile transmission shall be valid and binding to the same extent as if it were an original. Further, this Agreement may be signed in one or more counterparts, all of which when taken together shall constitute the same documents. For all evidentiary purposes, any one complete counter set of this Agreement shall be considered an original.

                                   XML - GLOBAL TECHNOLOGIES, INC.


                                   By:
                                        ----------------------------
                                        Peter Shandro, CEO


                                   ---------------------------------
                                   DUANE NICKULL